Exhibit 1.2

ARTICLES OF ASSOCIATION
OF
GRIFOLS, S.A.

TITLE I

CORPORATE NAME AND PURPOSE, REGISTERED OFFICE AND DURATION

Article 1.- Corporate name.- The company is named GRIFOLS, S.A. (the “Company”) and it is a public limited company (sociedad anónima) of Spanish nationality and corporate nature.

The Company shall be governed by its Corporate Governance System and, as to matters not contemplated or provided for herein, by the legal provisions regarding public limited companies and any other legal provisions applicable thereto.

The Company’s Corporate Governance System shall consist of the Articles of Association, the Regulation of the General Shareholders’ Meeting, the Regulation of the Board of Directors and the remaining Reports, Regulations and Internal Corporate Governance Regulations, passed by the competent bodies of the Company.

Article 2.- The corporate purpose of the Company is to provide administration, management and supervision services for companies and businesses, as well as investments in moveable and real estate assets.

Article 3.- Registered office.- The Company has its registered office in Barcelona (08022), calle Jesús y María, number 6. The Board of Directors may resolve to relocate the registered office within the municipal area of Barcelona and to create branches, offices or agencies anywhere in Spain or abroad.

Article 4.- The Company has been established for an unlimited period of time, commencing its operations on the date of formalization of the notarial deed of incorporation.

Article 5.- The fiscal year will begin on the first day of January and end on December 31st of every year; with the exception of the year ending on December 31st, 1997, which began on August 1st, 1997.

TITLE II

SHARE CAPITAL AND SHARES

Article 6.- Share Capital.-

1.                                      Shares. The share capital of the Company is 119,515,205.30 euros, represented by 342.892.457 shares, fully subscribed and paid-up, pertaining to two separate classes:

1.1.                            Class “A” comprises 213,064,899 shares with a nominal value of 0.50 euros each, all of which belong to the same class and series, and being the ordinary shares of the Company (the “Class A Shares”); and

1.2.                            Class “B” comprises 129,827,558 shares with a nominal value of 0.10 euros each, all of which belong to the same class and series and are non-voting shares of the Company with the preferential rights set forth in Article 6 Bis of these Articles of Association (the “Class B Shares” and, together with the Class A Shares, the “shares”).

2.                                      Form of Representation. The shares are represented by means of book entries and are governed by the Securities Market Act (Ley del Mercado de Valores) and such other provisions as may be applicable. The book entries registry shall be managed by the company Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) and its participating entities.

Article 6 Bis.- Terms and conditions of the Class B Shares.-

1.              General.-

Each Class B Share shall be treated in all respects, in spite of having a lower nominal value, as identical to one Class A Share, and Class B Shares shall not be subject to discriminatory treatment regarding Class A Shares, although, as an exception to the foregoing, the Class B Shares (i) are not entitled to voting rights; and (ii) they have the right to preferred dividend, preference liquidation share and the remaining rights set forth herein.

The right of each Class B Share to the dividends and other distributions other than the Preferred Dividend and the preferential subscription right (derecho de suscripción preferente) and the free allotment right (derecho de asignación gratuita de acciones) of each Class B Share, are the ones set forth in sections 3.1 and 6.1 of this Article 6 Bis and are equal to those of a Class A Share, in spite of the fact that the nominal value of a Class B Share is lower than that of a Class A Share, pursuant to the provisions of Articles 98 to 103 and 498 to 499 of the Companies Act (Ley de Sociedades de Capital).

2.                                      Preferred Dividends.-

2.1.                            Calculation. Each Class B Share entitles its holder to receive a minimum annual preferred dividend out of the distributable profits for each year at the end of which it is still in issue (the “Preferred Dividend” and, each fiscal year in respect of which the Preferred Dividend is calculated, a “Calculation Period”) equal to 0.01 euros per Class B Share.

2.2.                            Preference. The Company shall pay the Preferred Dividend on the Class B Shares for a Calculation Period before any dividend out of distributable profits obtained by the Company during such Calculation Period is paid on the Class A Shares.

2.3.                            Accrual. Payment. Non-cumulative nature.

(A)                The Preferred Dividend corresponding to all Class B Shares that are issued at the end of a Calculation Period shall be paid by the Company to the holders of Class B Shares within the nine months following the end of such Calculation Period, in the aggregate amount that such Preferred Dividend does not exceed the amount of distributable profits obtained by the Company during such Calculation Period.

(B)                If during a Calculation Period the Company has not obtained sufficient distributable profits to pay in full, out of the distributable profits obtained by the Company during such Calculation Period, the Preferred Dividend on all the Class B Shares that have been issued for such Calculation Period, the part of the aggregate amount of such Preferred Dividend for the Class B Shares that exceeds the distributable profits obtained by the Company during such Calculation Period shall not be paid nor accumulated as a dividend payable in the future.

2.4.                            Voting rights in case of non-payment of the Preferred Dividend. The lack of total or partial payment of the Preferred Dividend during a Calculation Period due to the Company not having obtained sufficient distributable profits to pay in full the Preferred Dividend for such Calculation Period, shall not entail for the Class B Shares the recovery of any voting rights.

3.                                      Other Dividends.-

3.1.                            Each Class B Share entitles its holder to receive, in addition to the Preferred Dividend, the same dividends and other distributions (regardless of whether such dividends or distributions are satisfied in cash, in securities of the Company or any of its subsidiaries, or any other securities, assets o rights) as one Class A Share and, consequently, each Class B Share shall be treated as one Class A Share regarding any dividends and other distributions satisfied to the holders of Class A Shares, including what is related to the timing of the declaration and payment of any such dividends or distributions.

4.                                      Redemption rights.-

4.1                               Redemption event. Each Class B Share entitles its holder to obtain its redemption as set forth in this section 4 in the event that (each offer that meets the following requirements, a “Redemption Event”) a tender acquisition offer over all or part of the shares in the Company is made and settled (in whole or in part), except if holders of Class B Shares have been entitled to participate in such offer and to their shares acquired in such offer equally and on the same terms as holders of Class A Shares (including, without limitation, for the same consideration).

4.2                               Maximum percentage of Class B Shares to be redeemed in a Redemption Event.  Notwithstanding the foregoing, the Class B Shares redeemed as a result of a specific Redemption Event will not be allowed to represent, as regards the total Class B Shares in circulation at the time the tender acquisition offer that gives rise to the Redemption Event is made, a higher percentage that the sum of the Class A Shares (i) to which the offer giving rise to this Redemption Event is addressed, (ii) held by the offerors of that offer; and (iii) held by the persons acting together with the offerors or by the persons that have reached some kind of an agreement regarding the offer related to all Class A Shares in circulation at the time the tender acquisition offer that gives rise to this Redemption Event is made.

In the event that as a result of the application of the limit referred to above not all Class B Shares regarding which the redemption right of this Redemption Event has been exercised may be redeemed, the Class B Shares to be redeemed from each holder of Class B Shares shall be reduced in proportion to the number of Class B Shares regarding which such holder has exercised the redemption right so that the above referred limit is not exceeded.

4.3          Redemption process. In case a Redemption Event takes place,

(A)                 Notice: The Company shall, for informative purposes only and within 10 days of the date on which a Redemption Event takes place, publish in the Official Gazette of the Commercial Registry, the Spanish Stock Exchange Gazettes and in at least two of the newspapers with broadest circulation in Barcelona, a notice informing the holders of Class B Shares of the occurrence of a Redemption Event and of the process for the exercise of the redemption right in connection with such Redemption Event.

(B)                 Exercise by holders: Each holder of Class B Shares shall be entitled to exercise its redemption right during two months as from the first date of settlement of the offer causing the Redemption Event by means of notification to the Company. The Company shall ensure that the notification of the exercise of the redemption right may be carried out by means of the arrangements provided the company Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear).

(C)                 Price: The redemption price to be paid by the Company for each Class B Share for which the redemption right has been exercised shall be the equivalent to the sum of (i) the amount in euros of the highest consideration paid in the offer causing the Redemption Event and (ii) the interests on the amount referred to in (i), as from the date the offer causing the Redemption Event is first settled and until the date of full payment of the redemption price, at a rate equal to one-year Euribor plus 300 basis points.

For the purposes of the previous paragraph, the amount in euros corresponding to any non-cash consideration paid in the offer causing the Redemption Event shall be the market value of such non-cash consideration as at the date the offer causing the Redemption Event is first settled. The computation of such market value shall be supported by at least two independent experts from auditing firms of international repute designated by the Company.

(D)                 Formalization of the Redemption. The Company shall, within 40 days as from the end of the period for the notification of the exercise of the redemption rights following a Redemption Event, carry out all the necessary actions in order to (a) pay the redemption price for the Class B Shares regarding which the redemption right has been exercised and to implement the capital reduction required for the redemption; and (b) to reflect the amendment of Article 6 of these Articles of Association arising from the redemption. In this connection, the directors of the Company are hereby authorized and obligated to adopt all such actions, including (a) carrying out and completing the capital reduction required for the redemption; (b) grant and registration with the Commercial Registry of the relevant public deeds in which the amendments of Article 6 of these Articles of Association deriving from the redemption of Class B Shares are reflected; (c) the formalization of the amendment of the book entries with the book entry registry; (d) the filing of the relevant applications and requests with any other persons, including the company Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear), the Spanish Stock Exchanges, and the Spanish Securities Exchange Commission and the Commercial Registry.

4.4                               Effect on Dividends. After a Redemption Event takes place and until the redemption price for the Class B Shares in respect of which the redemption right has been exercised has been paid in full, the Company shall not be able to satisfy o pay any dividends nor any other distributions to its shareholders (regardless of whether such dividends or distributions are satisfied in cash, in securities of the Company or any of its subsidiaries, or any other securities, assets o rights).

5.             Preferential liquidation rights.-

5.1.                            Each Class B Share entitles its holder to receive, upon the winding-up and liquidation of the Company, an amount (the “Liquidation Preference Share”) equal to the sum of (i) the nominal value of such Class B Share, and (ii) the share premium paid for the issuance of such Class B Share.

5.2.                            The Company shall pay the Liquidation Preference to the Class B Shares before any amount can be paid to holders of Class A Shares on account of liquidation.

5.3.                            Each Class B Shares entitles its holder to receive, in addition to the Liquidation Preference, the same amount on account of liquidation as the one to be paid to a Class A Share.

6.             Other rights.-

6.1.                            Subscription rights. Each Class B Share entitles its holder to the same rights (including the preferential subscription right (derecho de suscripción preferente), and the free allotment right (derecho de asignación gratuita)) as one Class A Share in connection with any issuance, granting or sale of (i) any shares in the Company, (ii) any rights and other securities exercisable for or exchangeable or convertible into shares in the Company, or (iii) any options, warrants or other instruments giving the right to the holder thereof to purchase, convert, subscribe or otherwise receive any securities of the Company.

As exception to the foregoing,

(A)                the preferential subscription right and the free allotment right of the Class B Shares shall be only cover Class B Shares, and the preferential subscription right and the free allotment right of the Class A Shares shall be only cover Class A Shares in every capital increase which meets the following three requirements (i) that it entails the issuance of Class A Shares and Class B Shares in the same proportion that Class A Shares and Class B Shares represent over the share capital of the Company at the time the resolution regarding capital increase is passed; (ii) that it recognizes preferential subscription rights or free allotment rights, as applicable, to Class B Shares over the Class B Shares to be issued in that capital increase in the same terms as that which recognize preferential subscription rights or free allotment rights, as applicable, to Class A Shares over the Class A Shares to be issued in the capital increase; and (iii) that no other shares or securities are issued at the same; and

(B)                likewise, the preferential subscription right and the free allotment right of the Class B Shares shall be only cover instruments that grant their owners with right to purchase, convert, subscribe or otherwise receive in any other form Class B Shares, and the preferential subscription right and the free allotment right of a Class A Shares shall be only cover instruments that grant their owners with right to purchase, convert, subscribe or otherwise receive in any other form Class A Shares in every issuance which meets the following three requirements (i) that it entail the issuance of instruments that grant their owners with right to purchase, convert, subscribe or otherwise receive in any other form Class A Shares and instruments that grant their owners with right to purchase, convert, subscribe or otherwise receive in any other form Class B Shares in the same proportion as Class A Shares and Class B Shares represent over the share capital of the Company at the time the resolution on the capital increase is passed; (ii) that it recognizes preferential subscription rights or free allotment rights, as applicable, to the Class B Shares over the instruments that grant their owners with right to purchase, convert, subscribe or otherwise receive Class B Shares to be issued in such issuance in the same terms as in those which recognize to the Class A Shares a preferential subscription rights or free allotment rights, as applicable, over the instruments granting their owner the right to purchase, convert, subscribe or otherwise receive Class A Shares to be issued in such issuance; and (iii) that no other shares or securities are issued at the same.

6.2.                            Separate vote at the General Shareholders’ Meeting regarding Extraordinary Matters.  Without disregarding the provisions set forth in Article 103 of the Companies Act (Ley de Sociedades de Capital) and on an additional basis, but also in order to protect the rights of Class B Shares, the resolutions of the Company on the following matters (the “Extraordinary Matters”) will require, in addition to their approval pursuant to the provisions of Article 17 of these Articles of Association, the approval of the majority of the outstanding Class B Shares:

(A)                 Any resolution (i) authorizing the Company or any of its subsidiaries to repurchase or acquire any Class A Shares of the Company, except for pro-rata repurchases made available to the holders of Class B Shares under the same terms and at the same price as that offered to holders of Class A Shares or (ii) approving the redemption of any shares in the Company and any share capital reductions (through repurchases, cancellation of shares or any other means) other than (a) those redemptions which are mandatory by law and (b) those redemptions which affect equally Class A Shares and Class B Shares and those in which each Class B is treated equally and is provided with the same terms as a Class A Share;

(B)                 Any resolution approving the issuance, granting or delivery (or authorising the Board of Directors of the Company to issue, grant or deliver) (i) any shares in the Company, (ii) any rights or other securities which give the right to acquire shares of the Company o that are exchangeable or convertible into shares in the Company or (iii) any options, warrants or other instruments giving the right to the holder to purchase, convert, subscribe or otherwise receive in any other form any securities in the Company, except for the foregoing events (i), (ii) and (iii), if (a) each Class B Share is treated equally as a Class A Share regarding the issuance, granting or delivery and, therefore, it has, in the event they exist, the same preferential rights (of subscription of preferential allotment or of any other kind) in the relevant issuance, granting or delivery as a Class A Share, or (b) if the issuance is performed in accordance with the provisions of the foregoing section 6.1;

(C)                 Any resolution approving unconditionally or not (i) a transaction subject to Law 3/2009 (including, without limitation, a merger, split-off, cross-border redomiciliation or global assignment of assets and liabilities), except if in such transaction each Class B Share is treated, in all respects, in an equal manner as one Class A Share; or (ii) the dissolution or winding-up of the Company, except where the resolution is mandatory by law;

(D)                 Any resolution approving the delisting of any shares of the Company from any stock exchange or secondary market; and

(E)                  In general, any resolution and any amendment of the Articles of Association of the Company which directly or indirectly damages or adversely affects the rights, preferences or privileges of the Class B Shares (including any resolution that damages or adversely affects the Class B Shares in comparison with the Class A Shares or that benefits or positively affects the Class A Shares in comparison to the Class B Shares, or that affects the provisions in these Articles of Association regarding the Class B Shares).

The General Shareholders’ Meeting has the power to decide on all matters vested on it by Law or by these Articles of Association and, in particular, without limitation to the foregoing, it shall be the only corporate body or office entitled to decide on the matters considered “Extraordinary Matters” according to these Articles of Association.

6.3.                            Other rights.  The Class B Shares shall have all remaining rights vested on them in Articles 100, 102 and 103 of the Companies Act (Ley de Sociedades de Capital) and, safe for the provisions set forth herein and in articles 100, 102 and 103 of the Companies Act (Ley de Sociedades de Capital), each Class B Share entitles its holder to the same rights as one Class A Share (including the right to attend all general shareholders’ meetings of the Company, the information right on the Company and the right to challenge resolutions of the Company).

Article 7.-  The shares are indivisible with regard to the Company and, therefore, only a single owner for each share will be recognized by the Company. Co-owners of shares must designate a single person to represent them before the Company and shall be jointly and severally liable to the Company for all obligations arising from their status as shareholders.

TITLE III

SHAREHOLDERS’ RIGHTS AND OBLIGATIONS

Article 8.-  The acquisition of one or more shares entails adherence and acceptance of these Articles of Association, and the status or condition of shareholder implies, without exception, not only the acceptance of these Articles of Association but also the adherence to the resolutions passed by the General Shareholders’ Meeting and to the decisions of the representative bodies of the Company, and the compliance of all such other obligations resulting from the deed of incorporation or the enforcement or interpretation of these Articles of Association, with the exception, nevertheless, of the rights and legal actions granted to the shareholders by the Law.

Article 9.-  Each Company’s share confers upon its rightful holder the status of shareholder and vests such holder with the rights and obligations established by Law and by the Company’s Corporate Governance System, regardless of the class and series of the shares that may be created in each one of the classes.

Article 9 Bis.- Corporate web page.-  The Company will keep a corporate web page to enable the exercise by the shareholders of their information right, and to divulge the relevant information required by the securities market legislation, which shall include all documents and information foreseen by the Law and the Corporate Governance System of the Company and all other information deemed appropriate to be made available to the shareholders and investors through this system.

Article 10.- Transfer of Shares.-  Company shares shall be freely transferable by any means admitted by Law.

TITLE IV

ADMINISTRATION AND MANAGEMENT OF THE COMPANY

Article 11.-  The administration and management of the Company corresponds to:

a)             The General Shareholders’ Meeting.

b)             The Board of Directors.

Notwithstanding this, other offices may be appointed pursuant to these Articles of Association or as required by Law.

CHAPTER ONE: ON THE GENERAL SHAREHOLDERS’ MEETING

Article 12.-  The General Shareholders’ Meeting validly summoned represents all shareholders and its resolutions, passed in accordance with these Articles of Association, the Regulations of the General Shareholders’ Meeting and such other legal provisions in force, shall be binding on all shareholders, including dissenting shareholders and those who have not participated in the voting, preserving, nevertheless, those rights which are granted to shareholders by Law.

Article 13.-  The General Shareholders’ Meetings may be either ordinary or extraordinary. The ordinary General Shareholders’ Meeting must be held within the first six months of each fiscal year in order to approve, if applicable, the corporate management, the annual accounts for the previous fiscal year and the allocation of the results. Any other shareholders’ meeting will be deemed Extraordinary.

Extraordinary Meetings shall be held whenever the Board deems it convenient on its own initiative or upon the request of one or several shareholders holding at least 5% of the share capital, who must state in their request the matters to be addressed at the Meeting.

In such case, the Meeting shall be called to be held within the two months following the date on which a notarial demand requesting the Board to call the Meeting was served.

Article 14.- Calling of the General Shareholders’ Meeting.-

1.                                      Both the Ordinary and the Extraordinary General Shareholders’ Meetings must be called according to the legal requirements in force at least one month in advance from the date set for the meeting, except in those cases where the Law might have foreseen other terms, by means of a notice published in, at least, the following media:

a)                  The Official Gazette of the Commercial Registry or one of the major newspapers in circulation in Spain.

b)                  The web page of the Spanish Securities Exchange Commission.

c)                   The Company’s web page.

Notwithstanding the foregoing, when the Company offers the shareholders the genuine possibility of voting by electronic means made available to all of them, the extraordinary General Meetings may be called with a minimum prior notice of fifteen (15) days. This reduction in the term to call the meeting will require an express resolution by the Ordinary General Meeting passed by, at least, two thirds (2/3) of the subscribed share capital with voting rights; the validity of this resolution must not exceed the date on which the next meeting is to be held.

The notice published on the Company’s corporate web page will be kept available uninterruptedly at least until the General Shareholders’ meeting takes place.

2.                                      The notice must state, in addition to the statements required by article 517 of the Companies Act, the name of the Company, the date and time of the meeting, the agenda, which shall include the matters to be addressed thereat, and the position held by the person or persons issuing the notice; the notice may also set forth the date on which the meeting shall be held, as the case may be, upon second call.

3.                                      Shareholders representing at least five per cent (5%) of the share capital may request the publication of a supplement to the call of the Ordinary General Shareholders’ Meeting including one or more items in the agenda of the call and to file justified resolution proposals regarding matters already included or that should be included in the agenda, as long as these new proposals are accompanied by a justification or, if applicable, by a justified resolution proposal. This right must be exercised by means of a certified notification, which must be received at the Company’s registered office within five (5) days of the publication of the call to the meeting.

The supplement to the call to the meeting must be published at least fifteen (15) days prior to the date set for the meeting.

Article 15.- Calling and quorums for holding of a General Shareholders’ Meeting.-  Both the Ordinary and the Extraordinary General Shareholders’ meetings shall be validly summoned on first call when the shareholders who are present or represented hold, at least, 25% of the subscribed share capital with voting rights. Upon second call, the meeting shall be validly held regardless of the amount of the share capital present at the meeting.

Notwithstanding the provisions of the preceding paragraph, the meeting shall be deemed duly called and will be validly summoned to discuss any matters, whenever all the subscribed share capital with voting rights is present or represented and all those attending unanimously agree to hold the meeting.

Article 16.- Right to attend, proxy granting and representation at the General Shareholders’ Meeting.-

1.                                      All Company shareholders shall be entitled to attend the general meeting as long as their shares appear registered under their name in the accounting registry at least five (5) days in advance from the date on which the meeting is to be held;

2.                                      Notwithstanding the foregoing, all shareholders with right to attend the meeting, according to the provisions set forth herein, may do so by means of a proxy, even when such proxy is not a shareholder.

Proxy representation must be granted on a special basis for each meeting, either in writing or by distance communication systems, as long as the identity of the represented shareholder, the proxy-holder and the contents of the proxy itself are duly guaranteed.

In the event the representation is granted to a legal entity, such entity shall appoint an individual as its proxy representative, as established by the Law.

Article 17.- System of majorities at the General Shareholders’ Meeting.-

The resolutions shall be passed by majority of votes among the shareholders present or represented by proxy (one half plus one of the votes), except in those cases for which the Law or the Articles of Association provide a higher quorum.

Article 17.bis.- Casting of votes through distance voting systems.-

1                                         All shareholders who have right to attend the Meeting may cast their vote regarding the proposals included in the agenda through the following systems of communication:

(a)                   By postal correspondence, through the sending of the attendance, proxy representation and distance vote card, duly signed and with indication of the sense of their vote; or

(b)                   By electronic correspondence or any other distance voting systems in accordance with the instructions contained on the corporate web page of the Company, provided that the safety of the electronic communications is duly guaranteed and the electronic document through which the voting right is exercised includes a recognized electronic signature, according to the provisions of the Electronic Signature Act (Ley de Firma Electrónica) or that, without fulfilling the requirements for the electronic signature, such electronic signature is deemed to be valid by the Board of Directors for having the adequate guarantees as to the authenticity and identification of the shareholder who is exercising his voting right.

In order to be deemed valid, distance votes must be received by the Company at least five (5) days before the date set for the meeting.

2                                         The notice of the General Shareholders’ Meeting shall state the deadlines, means and procedures for casting the vote through distance voting systems.

3                                         The shareholders who cast their vote through distance voting systems pursuant to this article shall be deemed as present to the effects of convening the meeting. In consequence, the delegations issued previously shall be deemed revoked and those conferred afterwards shall be deemed as not effected.

4                                         Notwithstanding the foregoing, a vote casted by distance voting systems shall be rendered void by the personal attendance of the shareholder casting the vote to the Meeting.

Article 18.- The General Shareholders’ Meeting shall be held in any municipal area belonging to the province of Barcelona. The Meetings shall be chaired by the Chairperson of the Board of Directors or by the board member validly substituting him and, failing that, by the attendee appointed by the shareholders. The Chairperson shall be assisted by a Secretary, who shall be in turn secretary to the Board. In the absence of the Secretary, the Vice secretary who is validly substituting him shall act as such and, failing that, any shareholder attending the Meeting appointed by the shareholders for this purpose. The Chairperson shall lead the debate and resolve any queries arising at the meeting. Before going over the items included in the agenda, an Attendance List shall be prepared, stating for each attendee the capacity in which he is attending and the number of shares that he owns or represents. The deliberations and resolutions passed at the meeting shall be recorded in the minutes, which will be incorporated to the corresponding Book, and shall be approved in the manner provided by law. The certificates of such minutes shall be issued by the Secretary of the Board of Directors and will have the countersignature of the Chairperson.

Article 19.- The resolutions validly passed by the General Shareholders’ Meetings shall be legally binding as from their approval and mandatory for all shareholders, including those absent and dissenting, without the need for the Minutes to be approved at a later meeting, without prejudice to the challenge and, as the case may be, withdrawal rights legally vested on the shareholders.

CHAPTER TWO: ON CORPORATE MANAGEMENT

Article 20.- Structure and remuneration for the Board of Directors.- The management and legal representation of the Company will correspond to the Board of Directors, which shall be composed of a minimum of three and a maximum of fifteen directors.

Directors shall be appointed and dismissed by the General Shareholders’ Meeting and will serve in their positions for five years, albeit the possibility of their indefinite re-election for the same periods of time. The position of director shall be remunerated. For such purpose, the General Shareholders’ Meeting shall set for each year or for a certain period of time a fixed amount of remuneration for the Board of Directors, which will be distributed among its members, by virtue of a board resolution, based on their dedication to the Company.

Notwithstanding the foregoing, the directors will have the right to be refunded on the expenses incurred upon while holding their office.

Article 21.- Regulations of the Board of Directors.- The Board of Directors shall pass the regulations governing its operation and internal regime, as well as those governing the different delegated committees that may be established within it. The Board of Directors shall inform the General Shareholders’ Meeting on the content of such regulations and on any amendment thereto immediately after a resolution to pass or amend such regulations has been passed.

Article 21.bis.- Corporate Governance Annual Report.- The Board of Directors shall annually pass a corporate governance report, whose content shall comply with the laws and regulations in force.

Article 22.- Calling of the Board of Directors, quorum and majorities.- The Board of Directors shall be called to a meeting by the Chairperson or the or by the person validly taking his place, by any mean that allows its receipt with at least ten (10) days prior to the date on which the meeting is to be held, except for urgent matters that justify a shorter term. The notice of the meeting of the Board shall state the place, date and time as well as the matters to be discussed thereat.

Notwithstanding the foregoing, the Board of Directors shall be considered validly held without having been called, if all the directors attending or represented by proxy unanimously accept the holding of the meeting, as well as the agenda to be discussed thereat.

The directors constituting at least one third (1/3) of the members of the Board of Directors may call a meeting, for it to be held at the locality of the registered office, indicating the proposed agenda if, prior request to the Chairperson, he fails to call the meeting without a reasonable cause within one month from said request.

The attendance of one half plus one of its members, being present or represented by proxy, is required for validly holding meetings of the Board of Directors.

Resolutions shall be passed by absolute majority of the members of the Board present at the meeting. In the event of a tie, the Chairperson shall have the casting vote.

Article 22.bis.- Meetings held through distance communication systems.- The Board of Directors, as well as the Committees established within it according to the provisions of the Articles of Association, may hold meetings by videoconference, conference calls or by any other distance communication systems as long as said communications take place in real time and, therefore, in one sole act, and both the identity of the participating or voting individual and the security of the electronic communications, are properly guaranteed. Additionally, any communication or information provided by the Board of Directors or any of the Committees therein shall be in writing, being the electronic means and other distance communication systems admissible. For such purposes, email addresses supplied by the Directors to the Secretary to the Board of Directors shall be deemed valid.

Article 23.- The Board of Directors is vested with all the authorities that can be legally delegated by the General Shareholders’ Meeting in accordance with the provisions of the Companies Act (Ley de Sociedades de Capital).

Article 24.- Delegation of authorities.- The Board of Directors can permanently delegate all or part of its authorities to one or more managing directors or to an executive committee, insofar as they can be delegated by law and in accordance with the Articles of Association.

Article 24.bis.- Delegated Committees.- The Board of Directors shall necessarily create the following committees, which shall be governed by these Articles of Association and the internal Regulations of the Board of Directors:

(a)         An Audit Committee; and

(b)         An Appointments and Remuneration Committee.

Article 24.ter.- Audit Committee.-

1.                                      The Audit Committee shall be composed of a minimum of three (3) directors and a maximum of five (5), to be appointed by the Board of Directors. The Audit Committee shall in any case be composed of a majority of external directors with an adequate representation of independent directors.

2.                                      The Chairperson of the Committee, whose position shall be held by an external director, will be appointed by the Board of Directors. The Chairperson shall be replaced every four (4) years, being eligible for re-election only after one (1) year has elapsed since his dismissal. The Board of Directors will appoint the Secretary of the

Audit Committee, who may be (a) one of the members of the Audit Committee (being, in such case, Secretary member of the Audit Committee), (b) any other member of the Board of Directors of the Company who is not a member of the Audit Committee (being, in such case, Secretary non member of the Audit Committee), or (c) the Secretary or a Vice secretary of the Board of Directors of the Company (being, in such case, Secretary non member of the Audit Committee). The Secretary shall record in the minutes the resolutions passed at each Meeting of the Committee and report to the full Board of Directors through its Chairperson. The Audit Committee shall be deemed validly held when it is attended by half plus one of its members, either present or represented by proxy. Resolutions shall be passed by absolute majority of the members of the Board present at the meeting. In the event of a tie, the Chairperson shall have the casting vote.

3.                                      Notwithstanding the provisions of the Law, of these Articles of Association or other commitments assigned to it by the Board of Directors, the Audit Committee shall have the following basic responsibilities:

(a)                   To inform the General Shareholders’ Meeting on the issues raised therein concerning any matters of its competence.

(b)                   To propose to the Board of Directors, for its submission to the shareholders, the appointment of the Company’s external auditors, the terms and conditions of employment of the auditors, the scope of their professional duties and, where applicable, their removal or non-renewal;

(c)                    To monitor the internal audit services and to inform about the selection process, appointment, renewal and removal of its director;

(d)                   To know the financial information and the internal control system process of the Company; to review the annual accounts and the periodic financial statements that should be submitted to the securities regulatory authorities and to make sure that the appropriate accounting standards are followed; to inform the Board of Directors on any changes in the accounting standards and on the balance sheet and off balance sheet risks;

(e)                    To receive information from the auditors regarding matters that could impair their independence and any other matters related to the development of the auditing of the financial statements, as well as to receive any such other communications foreseen in the legislation governing the auditing of financial statements and in technical auditing regulations.

(f)                     To assess the transactions carried out by the Company with significant shareholders, as set forth in the Regulations of the Board of Directors;

(g)                    To review the compliance with the Internal Code of Conduct on Stock Exchange Matters, the present Regulations, the rules of conduct listed in the “Code of Ethics of Grifols” and, in general, with any other corporate regulations, as well as to make the necessary proposals to improve such regulations;

4.                                      The Audit Committee shall meet as regularly as required to ensure the correct development of its duties.

5.                                      Any member of the executive board or the staff of Company whose presence is required by the Chairperson is obliged to attend the meetings of the Committee and to provide the assistance and information requested. The Chairperson may also request the attendance of the auditors to the meetings;

6.                                      The Audit Committee may seek the advice of external consultants in order to ensure a better performance of its functions.

TITLE V

BALANCE SHEET, ANNUAL ACCOUNTS AND ALLOCATION OF RESULTS

Article 25.- Annual Accounts.-

1.                                      Within the maximum term of three (3) months following the end of the fiscal year, the Board of Directors must prepare, in compliance with the requirements set by law, the annual accounts, as well as the management report and the proposed allocation of the result corresponding to such fiscal year.

2.                                      The annual accounts and the management report shall be reviewed by the Company’s auditors and shall be submitted to the shareholders’ consideration and approval, if applicable, at least one month prior to the date of the General Shareholders’ Meeting.

Article 26.- The Extraordinary General Shareholders’ Meeting called for such purpose may pass and implement reorganization, merger and split-up transactions, or any other structural modifications of its competence, following at all times the requirements and formalities set up by the Act on Companies’ Structural Modifications (Ley de Modificaciones Estructurales de las Sociedades Mercantiles) and these Articles of Association.

Article 27.- The dissolution of the Company shall require a prior resolution of the General Shareholders’ Meeting and its dissolution can be based on any of the grounds set forth in Article 363 of the Companies Act (Ley de Sociedades de Capital).

Article 28.- Once the dissolution has been passed, the liquidation shall be carried out according to the provisions of the Companies Act (Ley de Sociedades de Capital). Provided the lack of appointment of the liquidators by the General Shareholders’ Meeting that approved the dissolution of the Company, those who held the office of directors at the moment of dissolution of the Company will be turned into liquidators.

Article 29.- Upon completion of the liquidation, the liquidators or the liquidation committee shall prepare a final balance sheet, a complete report on such liquidation and a project on the splitting of the remaining assets between the shareholders.

GENERAL PROVISIONS

Article 30.- 1. The shareholders are subject to the jurisdiction of the Court corresponding to the Company’s registered office.

2.                                      All corporate contentious matters that might arise between the Company and its directors or its shareholders, between the former and latter, or between the shareholders between them, shall be resolved by arbitration of the Arbitration Court of Barcelona (Tribunal Arbitral de Barcelona), of the Catalan Association for Arbitration (Asociación Catalana para el Arbitraje), which will be in charge of appointing one (1) arbitrator and of the administration of the arbitration in accordance with its Regulations. All such matters over which the parties have no free disposition are excepted.

3.                                      Any person subject to a legal incompatibility, especially those established in Law 5/2206, dated 10 April, shall not be entitled to hold offices in the Company.

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THIS DOCUMENT CONSTITUTES A TRANSLATION INTO ENGLISH OF THE OFFICIAL SPANISH
VERSION OF THE ARTICLES OF ASSOCIATION OF THE COMPANY.
IN CASE OF DISCREPANCIES, THE OFFICIAL SPANISH VERSION SHALL PREVAIL.